EXHIBIT 99.1

                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                               February 17, 2005
IPIX Corporation
                                                             IPIX Media Contact:
                                                                  Christine Keck
                                                                  (703) 287-7811
                                                            ckeck@sheahedges.com

                                                        AdMission Media Contact:
                                                                     Tara Thomas
                                                                  (925) 242-4021
                                                   Tara.Thomas@admissioncorp.com


          IPIX Corporation Completes Sale of AdMission Business Unit in
               Continued Streamlining of Core Business Objectives

VIENNA, Va., February 17, 2005--IPIX Corporation (NASDAQ: IPIX), a premium supplier of visual intelligence technologies, announced today the completion of the sale of its AdMission business unit to AdMission Corporation, a privately held venture capital-funded and employee-owned company. The sale, which was previously announced by IPIX on January 11, 2005, is part of IPIX's strategic plan to continue to streamline its core business objectives to provide high-quality, high-resolution 360-degree surveillance technologies for critical government and commercial applications. Under the terms of the sale, AdMission Corporation acquired substantially all of the assets of the IPIX AdMission business unit in exchange for 1,035,000 shares of the Series A Convertible Preferred Stock of AdMission and a warrant to purchase 200,000 shares of the Common Stock of AdMission. Additionally, AdMission Corporation assumed certain liabilities associated with the AdMission Business Unit. IPIX has a seat on the board of directors of AdMission Corporation.



About IPIX Corporation
IPIX Corporation is a premium supplier of visual intelligence technologies for critical government and commercial security applications. IPIX patented 360-degree surveillance technology provides complete and continuous situational awareness, allowing users to see an entire 360-degree field of view simultaneously with no moving camera parts. Users can navigate within a still, live or recorded scene in all directions using digital pan-tilt-zoom. www.ipix.com